                                                                 Exhibit 99.2(i)


[PriceWaterhouseCoopers Letterhead]


                       Report of Independent Accountants


To the Board of Directors and Stockholder of Chase Mortgage Company:


We have examined management's assertion about Chase Mortgage Company's (the "Company") compliance with the minimum servicing standards ("standards") identified in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers ("USAP") as of and for the year ended December 31, 2002 included in the accompanying management assertion (see Exhibit
I). The Company's residential loan portfolio is subserviced by an affiliate, Chase Manhattan Mortgage Corporation. Management is responsible for the Company's compliance with those minimum servicing standards. Our responsibility is to express an opinion on management's assertion about the entity's compliance based on our examination.

Our examination was made in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the standards.

In our opinion, management's assertion that the Company complied with the aforementioned standards as of and for the year ended December 31, 2002 is fairly stated, in all material respects.



/s/ PriceWaterhouseCoopers LLP
------------------------------------

March 19, 2003

                                                                       Exhibit I

                  Management's Assertion Concerning Compliance
                     with USAP Minimum Servicing Standards


March 19, 2003


As of and for the year ended December 31, 2002, Chase Manhattan Mortgage Corporation ("CMMC") and Chase Mortgage Company ("CMC") and their subsidiaries (collectively, the "Group") have complied in all material respects with the minimum servicing standards (the "Standards") set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers ("USAP").

As of and for this same period, the Group had in effect fidelity bond and errors and omissions policy in the amounts of $250,000,000 and $25,000,000 respectively.




/s/ Steve Rotella                           /s/ Terry L. Gentry
--------------------------------------      ------------------------------------
Steve Rotella                               Terry L. Gentry
Chief Executive Officer                     Senior Vice President of Servicing



/s/ Glenn Mouridy                           /s/ Lucy Gambino
--------------------------------------      ------------------------------------
Glenn Mouridy                               Lucy Gambino
Executive Vice President of Servicing       Vice President of Risk Management